Exhibit 99.1

Antero Midstream and AMGP Announce Closing of Midstream Simplification Transaction

Denver, Colorado, March 12, 2019—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) and Antero Midstream GP LP (NYSE: AMGP) (“AMGP”) announced today the closing of the previously announced simplification transaction between Antero Midstream and AMGP.

On October 9, 2018, Antero Midstream and AMGP announced that they entered into a definitive agreement for AMGP to acquire all outstanding AM common units, both those held by the public and those held by Antero Resources Corporation (NYSE: AR), in a stock and cash transaction.  In connection with this transaction, AMGP converted into a corporation and was renamed Antero Midstream Corporation.

On March 13, 2019, Antero Midstream Corporation’s common stock will begin trading on the New York Stock Exchange under the ticker symbol “AM”. Antero Midstream common units and AMGP common shares will no longer be publicly traded.

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources’ properties.

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources Corporation’s properties. Holders of Antero Midstream common units will receive a Schedule K-1 with respect to distributions received on the common units during the period of 2019 that preceded the closing of the simplification transaction.  Holders of Antero Midstream common units who receive Antero Midstream Corporation common stock will receive a Form 1099 with respect to any dividends they receive on such Antero Midstream Corporation common stock following the closing of the simplification transaction.

For more information, contact Michael Kennedy — CFO of Antero Midstream Corporation at (303) 357-6782 or mkennedy@anteroresources.com.